                                                                    EXHIBIT 12.2

                             PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)




                                        Nine Months
                                           Ended
                                        September 30,                        Years Ended December 31,
                                        -------------   ------------------------------------------------------------------
                                            1997*          1996*         1995          1994          1993          1992
                                         ----------     ----------    ----------    ----------    ----------    ----------
Income before taxes                      $  476,832     $  558,999    $  102,677    $   44,385    $  407,576    $  339,115
                                         ----------     ----------    ----------    ----------    ----------    ----------

Fixed charges:

Interest                                  1,869,199      1,971,788     1,969,811     1,428,653     1,130,712       879,242

Interest factor in rents                     42,483         54,537        59,491        51,102        50,133        45,962
                                         ----------     ----------    ----------    ----------    ----------    ----------

Total fixed charges                       1,911,682      2,026,325     2,029,302     1,479,755     1,180,845       925,204
                                         ----------     ----------    ----------    ----------    ----------    ----------

Income before taxes and fixed charges    $2,388,514     $2,585,324    $2,131,979    $1,524,140    $1,588,421    $1,264,319
                                         ==========     ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges              1.2            1.3           1.1           1.0           1.3           1.4
                                         ==========     ==========    ==========    ==========    ==========    ==========


For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.


* Income before taxes includes minority interest in wholly owned subsidiary trusts.